UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):              May 17, 2012

INSMED INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

9 Deer Park Drive, Monmouth Junction, New Jersey	08852
(Address of Principal Executive Offices)	(Zip Code)

(732) 997-4600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May16, 2012, Insmed Incorporated (the “Company”) announced the appointment of Donald J. Hayden, Jr, as the Executive Chairman of the board of directors of the Company (the “Board”).  Mr. Hayden, age 56, became Chairman of the Board following the merger with Transave, Inc. in December, 2010.  He had previously served as the Executive Chairman of Transave, Inc. since April 2006.   Mr. Hayden also currently serves as Lead Independent Director of Amicus Therapeutics, Executive Chairman of Azelon Pharmaceuticals, Chairman of Vitae Pharmaceuticals and Satori Pharmaceuticals, and as a director of Otsuka Pharmaceuticals and Nora Therapeutics.  Mr. Hayden is also a senior advisor to Prospect Venture Partners, a leading venture capital firm.  From 1981-2006, he had a 25 year career with Bristol-Myers Squibb Company, where he served in key executive roles such as president of Global Pharmaceuticals; Executive Vice President and President, Americas; Executive Vice President of the Health Care Group; President of Oncology and Immunology; and Senior Vice President of Worldwide Franchise Management and Business Development.  Mr. Hayden holds a B.A. from Harvard University and an M.B.A. from Indiana University.

In connection with his appointment as the Chairman of the Company, the Board determined that Mr. Hayden is no longer an independent director as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules and the Corporate Governance Guidelines of the Company.  Accordingly, Randall W. Whitcomb, M.D. has been appointed as the Lead Independent Director, and Mr. Hayden resigned from the Compensation Committee and the Nominations and Corporate Governance Committee of the Board. Richard S. Kollender has been appointed to serve on the Compensation Committee and Dr. Whitcomb has been appointed to serve on the Nominations and Corporate Governance Committee to fill the vacancies created by Mr. Hayden’s resignation.

Dr. Whitcomb has been a member of the Board since November 2001.  Since mid-2007, Dr. Whitcomb has served as a Senior Advisor to the Biopharma investment team of Frazier Healthcare. Dr. Whitcomb was a Founder of Quatrx Pharmaceuticals, Inc., a privately-held, drug development company focusing on discovery, licensing, developing and commercializing compounds in the endocrine, metabolic and cardiovascular areas, where he served as Chief Medical Officer from 2001 to 2006. From 1992 through 2000, he held various management positions with Parke-Davis Pharmaceutical Research, Inc., a division of Warner Lambert Company, serving as Vice President of Drug Development with particular responsibility for the development and approval of products for women's health care, metabolic diseases and diabetes.  After the merger of Warner Lambert into Pfizer, Inc., Dr. Whitcomb was the Vice-President Global Project Management for Pfizer Global Research and Development.  From 1987 through 1992 he was on the faculty of Massachusetts General Hospital and Harvard Medical School.

The Company has entered into an employment agreement with Mr. Hayden, the material terms of which are summarized below. Under the terms of the employment agreement, Mr. Hayden will serve in his office for a term of two years beginning on May 14, 2012. Thereafter, the employment agreement will automatically renew for successive one year terms unless either party notifies the other at least 60 days prior to the expiration of the term that the term will not be extended. Mr. Hayden’s employment agreement does not contain any change in control severance provisions.  In the event that Mr. Hayden’s employment agreement is terminated by the Company for any reason, Mr. Hayden will be entitled to receive a pro-rata portion of the annual target bonus for the year of termination and full acceleration of any equity awards granted to him at least one year prior to his termination date. Under the employment agreement, Mr. Hayden will receive an annual base salary of $200,000 and annual bonuses, in an annual amount of up to 50% of his base salary, based on performance criteria to be established by the Compensation Committee of the Board of Directors of the Company within the first three months of each fiscal year. In addition, Mr. Hayden will be eligible to receive long-term equity incentive awards determined by the Compensation Committee and participate in all employee and executive pension and welfare benefit plans generally available to senior executives of the Company.

A copy of the employment agreement with Mr. Hayden is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the employment agreement is qualified in its entirety by reference to the full text of the employment agreement filed with this Current Report on Form 8-K.

A copy of the press release announcing the appointment of Mr. Hayden is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment agreement, effective as of May 14, 2012 by and between Insmed Incorporated and Donald J. Hayden, Jr.

99.1	Press Release issued by Insmed Incorporated on May 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated

Date: May 17, 2012
By: /s/ Kevin P. Tully
Name: Kevin P. Tully C.G.A.,
Title: Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment agreement, effective as of May 14, 2012 by and between Insmed Incorporated and Donald J. Hayden, Jr.

99.1	Press Release issued by Insmed Incorporated on May 16, 2012